SENIOR HIGH INCOME PORTFOLIO, INC.

FILE #811-7456

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LISTS OF UNDERWRITERS
10/29/2004	Advertising Directory Solutions 9.25% 11/15/12	$170,000,000	$250,000	JP Morgan Banc of America Deutsche Bank Merrill Lynch & Co.
12/15/2004	Goodman Global Holding Co. 5.76% 6/15/12	$250,000,000	$500,000	UBS Warburg JP Morgan Credit Suisse First Boston Deutsche Bank Merrill Lynch & Co.
12/15/2004	Goodman Global Holding Co. 7.88% 12/15/12	$400,000,000	$1,750,000	UBS Warburg JP Morgan Credit Suisse First Boston Deutsche Bank Merrill Lynch & Co.
1/24/2005	Intelsat Bermuda 7.79% 1/15/12	$1,000,000,000	$1,925,000	Deutsche Bank Credit Suisse First Boston Lehman Bank of America Bear Stearns BNP Paribas Merrill Lynch & Co. CIBC World Markets RBS Greenwich RBC Capital Markets SG Corporate & Investment
1/24/2005	Intelsat Bermuda 8.25% 1/15/13	$875,000,000	$1,675,000	Deutsche Bank Credit Suisse First Boston Lehman Bank of America Bear Stearns BNP Paribas Merrill Lynch & Co. CIBC World Markets RBS Greenwich RBC Capital Markets SG Corporate & Investment
1/24/2005	Intelsat Bermuda 8.63% 1/15/15	$675,000,000	$2,400,000	Deutsche Bank Credit Suisse First Boston Lehman Bank of America Bear Stearns BNP Paribas Merrill Lynch & Co. CIBC World Markets RBS Greenwich RBC Capital Markets SG Corporate & Investment
2/24/2005	Penn National Gaming 6.75% 3/1/15	$250,000,000	$675,000	Deutsche Bank Bear Stearns Calyon Securities USA Goldman Sachs Lehman Borthers Merrill Lynch & Co. SG Corporate & Investment Wells Fargo